Exhibit 99.1

Ensco plc 6 Chesterfield Gardens London W1J 5BQ www.enscoplc.com	Press Release

Ensco plc Reports Fourth Quarter and Full-Year 2011 Results

ENSCO 120 Contracted to Nexen in Central North Sea

ENSCO 8505 Contracted to Anadarko, Apache and Noble Energy

ENSCO 8506 Contracted to Anadarko for Two and One-Half Years

Realizing the Anticipated Synergies and Benefits of the Pride International Acquisition

ENSCO 8500 Series® Rigs Achieved 97% Utilization for Full Year 2011

London, England, 22 February 2012… Ensco plc (NYSE: ESV) reported diluted earnings per share from continuing operations of $0.99 for fourth quarter 2011, compared to $0.90 per share in fourth quarter 2010. There were no discontinued operations in fourth quarter 2011. Earnings from discontinued operations in fourth quarter 2010 were $0.03 per share related to rigs no longer in the Company’s fleet. Diluted earnings per share were $0.99 in fourth quarter 2011, compared to $0.93 per share in fourth quarter 2010.

Full year 2011 diluted earnings per share from continuing operations were $3.08, compared to $3.80 per share in 2010. There were no earnings from discontinued operations in 2011, compared to $0.26 per share a year ago. Diluted earnings per share were $3.08 in 2011, compared to $4.06 per share in 2010.

On 31 May 2011, Ensco plc acquired Pride International, Inc. in a cash and stock transaction. Results from Pride International are included in the Company’s fourth quarter 2011 results with no corresponding amount in fourth quarter 2010. As required by generally accepted accounting principles, former Pride International drilling contracts were adjusted to their estimated fair market values at the acquisition date. Fourth quarter 2011 revenues include approximately $29 million related to these adjustments.

Professional fees, severance payments and other integration-related costs associated with the Pride International acquisition totaled approximately $8 million, $0.03 per share, in fourth quarter 2011 general and administrative expense. For full year 2011, these integration-related costs were approximately $47 million, $0.23 per share. In addition, fourth quarter 2011 contract drilling expense included approximately $4 million, $0.02 per share, of severance and relocation costs related to the acquisition. For full year 2011, approximately $9 million, $0.05 per share, of these expenses were included in contract drilling expense.

Chairman, President and Chief Executive Officer Dan Rabun stated, “One year ago, we announced our plans to acquire Pride International, which we completed last May. We are realizing the anticipated benefits of the acquisition through our larger customer base, expanded geographic presence and wider range of enhanced rig capabilities. In particular, we now have the world’s youngest ultra-deepwater fleet, the largest fleet of active premium jackups, and a major presence in the most strategic offshore basins across six continents. We also have a distinct advantage from standardization within our fleet, especially the ENSCO 8500 Series® semisubmersibles, Samsung DP-3 drillships and Keppel FELS premium jackups. The integration of our operations and systems is proceeding well, and we are on track to achieve our targeted synergies in 2012 and beyond.”

Continued Ensco plc Press Release

Mr. Rabun added, “Customer demand for offshore drilling has strengthened significantly since we announced our acquisition last year, and we recently have signed multi-year contracts for three newbuild rigs. Two ultra-deepwater semisubmersibles, ENSCO 8505 and ENSCO 8506, were contracted in the U.S. Gulf of Mexico with repeat customers, and our first ultra-premium harsh environment jackup, ENSCO 120, was contracted in the Central North Sea. Our newbuild rigs, rising average day rates and higher utilization will drive Ensco’s future earnings growth.”

Revenues in fourth quarter 2011 were $1.0 billion, compared to $409 million a year ago. Approximately $481 million of the $593 million increase was related to the Pride International acquisition. Adding new ultra-deepwater rigs to the active fleet, higher deepwater segment utilization and average day rates, and an increase in jackup segment utilization contributed to the increase in revenues.

Contract drilling expense was $516 million, up from $186 million in fourth quarter 2010. Excluding $282 million from the effect of the Pride International acquisition, contract drilling expense increased $48 million. Newly delivered ultra-deepwater rigs and higher costs from improved utilization in the deepwater and jackup segments also increased expenses. Contract drilling expense included approximately $4 million, $0.02 per share, of integration-related costs such as severance.

Depreciation expense rose to $140 million from $57 million a year ago. Excluding $73 million from the effect of the Pride International acquisition, the $10 million increase was driven mostly by the addition of new ultra-deepwater rigs to the fleet.

General and administrative expense was $40 million, compared to $23 million in fourth quarter 2010. The effect of the Pride International acquisition added $9 million to general and administrative expense. Professional fees, severance payments and other integration-related costs associated with the Pride International acquisition totaled approximately $8 million, $0.03 per share, in fourth quarter 2011. Approximately $1 million of severance and other expense items for former Pride International operations is included in both the $9 million effect from the Pride International acquisition and $8 million of integration-related costs noted above. Therefore, adjusted for the effect of the Pride International acquisition and integration-related costs, general and administrative expense increased $1 million from fourth quarter 2010.

Other expense in fourth quarter 2011 was $28 million, compared to $400,000 in fourth quarter 2010. Other expense in fourth quarter 2011 included $41 million of interest expense, net of $17 million of interest that was capitalized, partially offset by $8 million of interest income and $5 million of foreign currency exchange gains included in other, net. In fourth quarter 2010, all interest expense was capitalized. The increase in interest expense is due to the issuance of senior notes in March 2011 to fund a portion of the Pride International acquisition and assuming Pride International’s debt.

Segment Highlights

Deepwater

Deepwater segment revenues were $514 million in fourth quarter 2011, up from $113 million a year ago. Approximately $322 million of the $401 million increase was related to the effect of the Pride International acquisition. Adding two new ultra-deepwater rigs, ENSCO 8503 and ENSCO 8504, contributed to the increase, partially offset by a decline in revenues for ENSCO 7500, which was preparing to commence drilling operations during fourth quarter 2011 following a shipyard enhancement project. Revenues of approximately $26 million were recognized during fourth quarter 2010 for ENSCO 7500 related to a demobilization fee under a prior drilling contract.

Continued Ensco plc Press Release

The average day rate was $371,000 and utilization was 80%, compared to $295,000 and 67%, respectively, in fourth quarter 2010. Excluding the impact of the Pride International acquisition, the average day rate was $399,000 and utilization was 79% in fourth quarter 2011. During fourth quarter 2010, certain deepwater rigs operating in the U.S. Gulf of Mexico earned lower standby or sublet rates following the Macondo incident.

Contract drilling expense was $251 million in fourth quarter 2011, up from $37 million in fourth quarter 2010. Approximately $178 million of the $214 million increase was due to the effect of the Pride International acquisition. Expenses increased from adding ENSCO 8503 and ENSCO 8504 to the fleet and preparations for a new contract for ENSCO 7500 in Brazil.

Midwater

Prior to the Pride International acquisition, Ensco had no midwater rigs. Therefore, midwater segment revenues totaling $116 million in fourth quarter 2011 were entirely related to the effect of the Pride International acquisition. The average day rate was $229,000 and utilization was 82% in fourth quarter 2011. Contract drilling expense in fourth quarter 2011 was $71 million.

Jackup

Jackup segment revenues were $349 million, up from $295 million a year ago. The effect of the Pride International acquisition added approximately $21 million to revenues. Higher utilization also contributed to the increase, partially offset by a decline in the average day rate.

Utilization increased to 82% from 75% in the year ago period. The average day rate was $97,000 versus $102,000 in fourth quarter 2010. Excluding the effect of the Pride International acquisition, utilization improved to 90% from 75% a year ago, while the average day rate declined to $99,000 from $102,000.

Contract drilling expense increased $25 million to $174 million, compared to a year ago. The effect of the Pride International acquisition added approximately $13 million to contract drilling expense. Higher utilization also contributed to the increase.

Other

Other includes managed drilling rig operations added through the Pride International acquisition and the ENSCO I barge rig that has been cold stacked. Revenue totaling $22 million in fourth quarter 2011 is entirely related to the effect of the Pride International acquisition. Contract drilling expense increased to $20 million from $1 million in fourth quarter 2010.

	Fourth Quarter
(in millions of $,	Deepwater			Midwater			Jackup			Other			Reconciling Items		Consolidated Total
except %)	2011	2010	Chg	2011	2010	Chg	2011	2010	Chg	2011	2010	Chg	2011	2010	2011	2010	Chg
Revenues	513.9	113.4	353%	116.3	—	NM	349.1	295.1	18%	22.1	—	NM	—	—	1,001.4	408.5	145%
Operating expenses
Contract drilling	251.1	36.6	586%	71.2	—	NM	173.5	148.5	17%	19.7	0.5	NM	—	—	515.5	185.6	178%
Depreciation	78.0	13.6	474%	16.2	—	NM	43.7	42.6	3%	0.6	0.5	20%	1.6	0.4	140.1	57.1	145%
General and admin.	—	—	—	—	—	—	—	—	—	—	—	—	40.3	22.9	40.3	22.9	76%

Operating income (loss)	184.8	63.2	192%	28.9	—	NM	131.9	104.0	27%	1.8	(1.0)	NM	(41.9)	(23.3)	305.5	142.9	114%

Continued Ensco plc Press Release

Strong Financial Position – 31 December 2011

Ensco continues to maintain a strong financial position:

•	Approximately $9.7 billion of contract revenue backlog excluding bonus opportunities

•	$1.9 billion of available revolving credit facilities

•	Long-term debt-to-capital ratio of 31%

Acquisition Synergies

As previously reported, the Company expects 2012 pre-tax expense synergies related to the Pride International acquisition will be approximately $100 million: $50 million from general and administrative expense and $50 million from contract drilling expense related to procurement efficiencies, lower insurance costs and other items primarily related to increased scale. Anticipated full year run rate synergies following 2012 will be approximately $150 million, including $120 million of expense savings and $30 million of capital expenditure synergies.

Ensco will conduct a conference call at 10:00 a.m. Central Time (4:00 p.m. London time) on Thursday, 23 February 2012 to discuss fourth quarter and full-year 2011 results. The call will be webcast live at www.enscoplc.com. Interested parties also can listen to the call by dialing (866) 524-3160 from the United States and (412) 317-6760 if calling outside the U.S. and asking for the Ensco conference call. It is recommended that participants call five to ten minutes before the scheduled start time.

A replay of the conference call will be available by telephone two hours after the completion of the call, through 2 March 2012 by dialing (877) 344-7529 or, if calling outside the U.S. (412) 317-0088 (Conference ID 10009420). A webcast replay, MP3 download and transcript of the call will be available at www.enscoplc.com.

Ensco plc (NYSE: ESV) brings energy to the world as a global provider of offshore drilling services to the petroleum industry. We are ranked #1 for overall customer satisfaction in the leading independent survey conducted by EnergyPoint Research with #1 ratings in 14 of 16 separate categories. Ensco has served customers for 25 years and operates the world’s second largest offshore drilling fleet comprised of dynamically-positioned drillships and semisubmersibles, moored semisubmersibles and premium jackups. To learn more about Ensco, please visit our website at www.enscoplc.com. Ensco plc is an English limited company (England No. 7023598) with its registered office and corporate headquarters located at 6 Chesterfield Gardens, London W1J 5BQ.

Statements contained in this press release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include words or phrases such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “could,” “may,” “might,” “should,” “will” and similar words and specifically include statements regarding expected financial performance, day rates and backlog; expected synergies from the integration of Pride International’s operations; the timing of delivery, mobilization, contract commencement, relocation or other movement of rigs; and general market, business and industry conditions, trends and outlook. Such statements are subject to numerous risks, uncertainties and assumptions that may cause actual results to vary materially from those indicated, including downtime and other risks associated with offshore rig operations, relocations, severe weather or hurricanes; changes in worldwide rig supply and demand, competition and technology; future levels of offshore drilling activity; governmental action, civil unrest and political and economic uncertainties; terrorism, piracy and military action; risks inherent to shipyard rig construction, repair, maintenance or enhancement; possible cancellation or suspension of drilling contracts as a result of mechanical difficulties, performance or other reasons; the outcome of litigation, legal proceedings, investigations or other claims or contract disputes; governmental regulatory, legislative and permitting requirements affecting drilling operations; our ability to attract and retain skilled personnel on commercially reasonable terms; environmental or other liabilities, risks or losses; debt restrictions that may limit our liquidity and flexibility; our ability to realize the expected benefits from our redomestication;

Continued Ensco plc Press Release

actual contract commencement dates; and our ability to successfully integrate the operations of Ensco and Pride International. In addition to the numerous factors described above, you should also carefully read and consider “Item 1A. Risk Factors” in Part I and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II of our most recent annual report on Form 10-K, as updated in our subsequent quarterly reports on Form 10-Q, which are available on the SEC’s website at www.sec.gov or on the Investor Relations section of our website at www.enscoplc.com. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update or revise any forward looking statements, except as required by law.

Investor Contacts:	Sean O’Neill

Vice President—Investor Relations and Communications

713-430-4607

Nicolas D. Robert

Manager—Investor Relations

713-430-4490

Media Contact:	Alice Brink

Manager—Communications

713-430-4658

ENSCO PLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in millions, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2011*	2010	2011*	2010
OPERATING REVENUES	$1,001.4	$408.5	$2,842.7	$1,696.8

OPERATING EXPENSES
Contract drilling (exclusive of depreciation)	515.5	185.6	1,470.9	768.1
Depreciation	140.1	57.1	418.9	216.3
General and administrative	40.3	22.9	158.6	86.1

	695.9	265.6	2,048.4	1,070.5

OPERATING INCOME	305.5	142.9	794.3	626.3

OTHER INCOME (EXPENSE)
Interest income	8.2	0.2	17.2	0.7
Interest expense, net	(41.4)	—	(95.9)	—
Other, net	4.9	(0.6)	21.0	17.5

	(28.3)	(0.4)	(57.7)	18.2

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	277.2	142.5	736.6	644.5

PROVISION FOR INCOME TAXES	46.8	11.9	131.0	96.0

INCOME FROM CONTINUING OPERATIONS	230.4	130.6	605.6	548.5

DISCONTINUED OPERATIONS, NET	—	3.7	—	37.4

NET INCOME	230.4	134.3	605.6	585.9

NONCONTROLLING INTERESTS	(1.0)	(1.4)	(5.2)	(6.4)

NET INCOME ATTRIBUTABLE TO ENSCO	$229.4	$132.9	$600.4	$579.5

EARNINGS PER SHARE—BASIC
Continuing operations	$0.99	$0.90	$3.09	$3.80
Discontinued operations	—	0.03	—	0.26

	$0.99	$0.93	$3.09	$4.06

EARNINGS PER SHARE—DILUTED
Continuing operations	$0.99	$0.90	$3.08	$3.80
Discontinued operations	—	0.03	—	0.26

	$0.99	$0.93	$3.08	$4.06

NET INCOME ATTRIBUTABLE TO ENSCO SHARES—BASIC AND DILUTED	$226.8	$131.2	$593.5	$572.1

WEIGHTED-AVERAGE SHARES OUTSTANDING
Basic	228.4	141.2	192.2	141.0
Diluted	229.0	141.3	192.6	141.0

*	Includes the results of Pride International, Inc. from the acquisition date of 31 May 2011.

ENSCO PLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions)

	December 31, 2011	December 31, 2010
	(Unaudited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$430.7	$1,050.7
Accounts receivable, net	838.3	214.6
Other	375.7	171.4

Total current assets	1,644.7	1,436.7

PROPERTY AND EQUIPMENT, NET	12,424.2	5,049.9

GOODWILL	3,288.8	336.2

OTHER ASSETS, NET	513.5	228.7

	$17,871.2	$7,051.5

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable and accrued liabilities and other	$1,150.9	$331.8
Short-term debt	125.0	—
Current maturities of long-term debt	47.5	17.2

Total current liabilities	1,323.4	349.0

LONG-TERM DEBT	4,877.6	240.1

DEFERRED INCOME TAXES	339.5	358.0

OTHER LIABILITIES	446.2	139.4

TOTAL EQUITY	10,884.5	5,965.0

	$17,871.2	$7,051.5

ENSCO PLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(Unaudited)

	Year Ended December 31,
	2011*	2010
OPERATING ACTIVITIES
Net income	$605.6	$585.9
Adjustments to reconcile net income to net cash provided by operating activities of continuing operations:
Depreciation expense	418.9	216.3
Gain on disposal of discontinued operations, net	—	(38.6)
Other	(27.8)	110.2
Changes in operating assets and liabilities	(264.4)	(57.1)

Net cash provided by operating activities of continuing operations	732.3	816.7

INVESTING ACTIVITIES
Acquisition of Pride International, Inc., net of cash acquired	(2,656.0)	—
Additions to property and equipment	(741.6)	(875.3)
Proceeds from disposal of discontinued operations	—	158.1
Other	42.0	1.5

Net cash used in investing activities	(3,355.6)	(715.7)

FINANCING ACTIVITIES
Proceeds from issuance of senior notes	2,462.8	—
Cash dividends paid	(292.3)	(153.7)
Reduction of long-term borrowings	(213.3)	(17.2)
Commercial paper borrowings, net	125.0	—
Equity financing costs	(70.5)	—
Debt financing costs	(31.8)	(6.2)
Other	24.2	(15.5)

Net cash provided by (used in) financing activities	2,004.1	(192.6)

Effect of exchange rate changes on cash and cash equivalents	(0.8)	(0.5)
Net cash provided by operating activities of discontinued operations	—	1.4

DECREASE IN CASH AND CASH EQUIVALENTS	(620.0)	(90.7)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	1,050.7	1,141.4

CASH AND CASH EQUIVALENTS, END OF PERIOD	$430.7	$1,050.7

*	Includes the results of Pride International, Inc. from the acquisition date of 31 May 2011.

ENSCO PLC AND SUBSIDIARIES

OPERATING STATISTICS

(Unaudited)

	Fourth Quarter		Third Quarter
	2011(1)	2010	2011(1)
Rig utilization(2)

Deepwater	80%	67%	72%
Midwater	82%	n/a	89%
Jackup(4)	82%	75%	77%

Total Reportable Segments	82%	74%	77%

Other(5)	100%	n/a	100%

Total	82%	74%	77%

Average day rates(3)

Deepwater	$371,269	$294,905	$391,129
Midwater	228,670	n/a	239,379
Jackup(4)	96,712	102,235	99,775

Total Reportable Segments	174,757	117,987	178,006

Other(5)	78,746	n/a	86,916

Total	$171,473	$117,987	$174,626

(1)	Includes the results of Pride International, Inc. from the acquisition date of 31 May 2011.

(2)

Rig utilization is derived by dividing the number of days under contract by the number of days in the period. Days under contract equals the total number of days that rigs have earned a day rate, including days associated with compensated downtime and mobilizations. For newly-constructed or acquired rigs, the number of days in the period begins upon commencement of drilling operations for rigs with a contract or when the rig becomes available for drilling operations for rigs without a contract.

(3)

Average day rates are derived by dividing contract drilling revenues, adjusted to exclude certain types of non-recurring reimbursable revenues, lump sum revenues and revenues attributable to amortization of drilling contract intangibles, by the aggregate number of contract days, adjusted to exclude contract days associated with certain mobilizations, demobilizations, shipyard contracts and standby contracts.

(4)

ENSCO 69 has been excluded from rig utilization and average day rates for our Jackup segment during the period the rig was controlled and operated by Petrosucre, a subsidiary of Petróleos de Venezuela S.A., the national oil company of Venezuela (January 2009—August 2010).

(5)	Other includes the utilization and average day rates of our two deepwater drilling management contracts but excludes ENSCO I, the only barge rig in our fleet, which is currently cold stacked.